Exhibit 10.114

AGREEMENT REGARDING WARRANTS

This Agreement is made as of this      day of December, 2005, by and between the undersigned warrant holder (“Holder”) and Warp Technology Holdings, Inc. (The “Company”).

WHEREAS, in connection with the issuance by the Company of those certain Senior Notes, and those certain Subordinated Notes, all dated January 31, 2005, to Holder and certain other persons (together, the “Notes”), the Company issued to Holder certain warrants to purchase shares of common stock of the Company at an exercise price of $1.25 per share (“Holder Warrants”);

WHEREAS, The Company and the Holder desire to rescind the issuance of the Holder Warrants;

WHEREAS, in consideration, the Company shall issue to Holder shares of the Company’s Common Stock as described herein;

THEREFORE, for due and valid consideration, the receipt and adequacy is hereby acknowledged, It is hereby agreed and understood as follows:

1) The issuance of the Holder Warrants are hereby rescinded, ab initio, with the same effect as if they had never been issued.

2) The Holder hereby releases the Company from any claim or right to the Holder Warrants or the right to acquire Common Stock of the Company represented by the Holder Warrants.

3) The Company shall issue to the Holder shares of Common Stock, which shares shall be fully paid and non-assessable. The number of shares to be issued shall equal 55% of the total number of shares which would have been received upon complete exercise of the Holder Warrants if said Warrants had not been rescinded.

4) The Company shall reflect the foregoing on the books and records of the Company.

The UNDERSIGNED have executed this Agreement as of the day and year first above written.

Holder	Warp Technology Holdings, Inc.

By:	By:

Its:	Its: